EXHIBIT 21.1

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization

ServiceNow Australia Pty Ltd	Australia
ServiceNow Austria	Austria
ServiceNow Belgium BVBA	Belgium
SN Europe CV	Bermuda
ServiceNow Canada Inc.	Canada
ServiceNow Delaware LLC	Delaware
ServiceNow Denmark ApS	Denmark
ServiceNow Finland Oy	Finland
ServiceNow France SAS	France
Service-now.com GmbH	Germany
ServiceNow Hong Kong Limited	Hong Kong
ServiceNow Software Development India Private Limited	India
ServiceNow A.B. Israel Ltd	Israel
ServiceNow Italy	Italy
ServiceNow Japan KK	Japan
ServiceNow Operations Mexico	Mexico
ServiceNow Nederland BV	Netherlands
ServiceNow Norway AS	Norway
ServiceNow Pte. Ltd.	Singapore
ServiceNow South Africa (Pty) Ltd.	South Africa
ServiceNow Spain S.L.	Spain
ServiceNow Sweden AB	Sweden
ServiceNow Switzerland GmbH	Switzerland
Service-now.com UK Ltd	United Kingdom